Exhibit 99.1

For Immediate Release

Cushman & Wakefield Appoints Jennifer McPeek and Raj Vennam to Board of Directors

CHICAGO, March 18, 2024 – Cushman & Wakefield (NYSE: CWK) today announced the appointments of Jennifer McPeek and Raj Vennam to its Board of Directors, effective March 18, 2024.

McPeek brings more than 20 years of executive experience in the financial services industry. She previously served as Chief Financial Officer of Russell Investments, and prior to that, McPeek held various roles at Janus Henderson Investors plc, including the roles of Chief Operating & Strategy Officer and Chief Financial Officer. She’s also held leadership roles at ING Investment Management and McKinsey & Company. McPeek currently serves on the board of directors of Cboe Global Markets, Inc. and on the Board of Trustees of First American Funds Trust. She holds a B.A. in Mathematics and Economics from Duke University and an MBA from the Massachusetts Institute of Technology Sloan School of Management.

Vennam brings more than 20 years of experience in finance, strategy and financial planning. He currently serves as SVP, Chief Financial Officer of Darden Restaurants, Inc., and prior to that, held additional leadership roles at Darden including SVP, Corporate Finance and Treasurer and SVP, Finance and Analytics. Prior to Darden, he served as VP, Financial Planning and Analysis and Investor Relations for The Fresh Market Inc. Vennam holds an MBA from the University of Central Florida, an M.S. in Electrical Engineering from Old Dominion University, and a degree in electronics and communications engineering from Osmania University.

“Jennifer and Raj are highly accomplished executives who bring a wealth of expertise in finance and strategy to Cushman & Wakefield. We are pleased to have Jennifer and Raj as new members of the firm’s Board of Directors and look forward to creating meaningful value together,” said Brett White, Executive Chairman of Cushman & Wakefield.

These new appointments fill vacancies left by Tony Miller and Lincoln Pan, who were previously appointed as nominees for director by PAG. As Miller and Pan step down from Cushman & Wakefield’s Board of Directors, the firm is thankful for their partnership and guidance. “We have valued our long collaboration with the Board of Directors, TPG and the leadership of Cushman & Wakefield and fully believe in and support the strategic direction set by Michelle MacKay and her leadership team. We have been investors of Cushman & Wakefield for ten years and with our reduced shareholding and the onboarding of outstanding new directors, felt it was an appropriate time for PAG to step back from the Board,” said Lincoln Pan, Partner and Co-Head of Private Equity of PAG.

MEDIA CONTACT:

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2023, the firm reported revenue of $9.5 billion across its core services of property, facilities and project management, leasing, capital markets, and valuation and other services. It also receives numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), sustainability and more. For additional information, visit www.cushmanwakefield.com.

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MEDIA CONTACT:

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com